Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces Closing of Acquisition of Oil and Gas

Properties, Distribution Increase, Borrowing Base Increase, Updated Commodity

Hedge Positions and Updated 2013 and 2014 Guidance

HOUSTON, TEXAS, October 1, 2013—Memorial Production Partners LP (Nasdaq:MEMP) announced today that it has closed its previously announced acquisition of oil and natural gas properties in the Permian Basin, East Texas, and the Rockies, from its sponsor, Memorial Resource Development LLC, and affiliates of Natural Gas Partners for an aggregate purchase price of approximately $603 million, subject to customary post-closing adjustments. The effective date for this transaction is July 1, 2013.

In conjunction with the closing of the acquisition, the Board of Directors of MEMP’s general partner approved an increase in the distribution rate to $0.55 per unit for the third quarter of 2013, representing an annualized amount of $2.20 per unit. This distribution represents an 11.1% increase over the quarterly distribution of $0.4950 per unit ($1.98 per unit on an annualized basis) related to the third quarter of 2012 and a year to date increase of approximately 8.4% over the quarterly distribution of $0.5075 per unit ($2.03 per unit on an annualized basis) paid in the first quarter of 2013.

“This acquisition demonstrates our commitment to create value for our unitholders through accretive acquisitions, and we are pleased to announce our fifth distribution increase since MEMP’s IPO, which represents a 15.8% increase over the annualized minimum quarterly distribution of $1.90 per unit,” said John A. Weinzierl, Chairman, President and Chief Executive Officer of the general partner of MEMP. “In connection with the closing of our acquisition and a review of our operational performance, we have updated our guidance for 2013 and announced 2014 guidance. Going forward, we are excited about MEMP’s geographic footprint in five outstanding MLP appropriate oil and gas producing regions and believe we are well-positioned to continue on the growth trend we have been on since our IPO.”

Financial Highlights

In conjunction with the closing of the acquisition, MEMP amended its multi-year credit facility from $1.0 billion to $2.0 billion, increased the number of lenders from 17 to 21 and increased its borrowing base from $480 million to $920 million. As of October 1, 2013, including the total borrowings to pay for the acquisition, MEMP had approximately $675 million in borrowings outstanding under its credit facility and $245 million of borrowing availability, which management believes will provide the financial flexibility to continue pursuing MEMP’s acquisition growth strategy.

Hedging Update

The following table reflects the percentage volumes of MEMP’s production covered by commodity derivative contracts and the average fixed or floor prices at which production is hedged. The targeted average net production estimate represents the production required to reach the lower boundary of the annual production range in MEMP’s updated full year 2013 guidance. All of MEMP’s hedges are costless, fixed price swaps and collars.

	Year Ending December 31,
	2013	2014	2015	2016	2017	2018	2019

Natural Gas Derivative Contracts:
Total weighted-average fixed/floor price	$4.49	$4.42	$4.34	$4.44	$4.31	$4.58	$4.87
Percent of 2013 target production hedged	88%	87%	75%	67%	61%	57%	52%

Crude Oil Derivative Contracts:
Total weighted-average fixed/floor price	$96.13	$93.62	$91.92	$86.94	$85.83	$85.34	–
Percent of 2013 target production hedged	82%	82%	74%	67%	61%	57%	–

Natural Gas Liquids Derivative Contracts:
Total weighted-average fixed/floor price	$39.32	$39.56	$35.12	–	–	–	–
Percent of 2013 target production hedged	70%	63%	60%	–	–	–	–

Wtd Avg Fixed/Floor Price Per Mcfe	$7.26	$7.14	$6.98	$7.09	$6.95	$7.14	$4.87
Percent of 2013 target Production Hedged	84%	82%	72%	55%	50%	47%	31%

*Hedging as of October 1, 2013

Additional information regarding MEMP’s hedging program can be found on MEMP’s website www.memorialpp.com, under the Investor Relations section.

2013 and 2014 Guidance

In connection with the acquisition closing and current operations forecast, MEMP is revising its 2013 full year guidance and announcing 2014 full year guidance. The guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. It reflects the impact of forecasted growth capital spending as well as the impact of all announced acquisitions. The guidance includes the results related to our acquisitions from affiliates from the effective date of July 1, 2013 forward. However, for financial reporting purposes, we will be required to include results related to our acquisitions from affiliates for all periods the assets were under common control. A summary of the guidance, assuming no additional acquisitions, is presented below:

	Full Year 2013	Full Year 2014

Annual Production (Bcfe)	48 - 50	62 - 64

Adjusted EBITDA ($MM)(1)	$208 - $212	$298 - $306

Distributable Cash Flow ($MM)(1)	$130 - $134	$158 - $166

DCF Coverage	1.1x -1.2x	1.15x - 1.25x

Maintenance Capex ($MM)	$43	$78

Growth Capex ($MM)	$70 - $90	$20 - $30

*Guidance as of October 1, 2013

(1) Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

The updated 2013 full year guidance reflects increases in projected production, Adjusted EBITDA and Distributable Cash Flow in both 2013 and 2014. Total 2013 capital expenditures are expected to be in the range of $113 - $133 million, which includes approximately 10% for production facilities and related expenditures and the remainder for new drills, recompletion and capital workover activities. Total expected 2013 capital spending includes approximately $43 million in estimated maintenance capital expenditures or approximately 21% of 2013 full year EBITDA. Total 2014 capital expenditures are expected to be in the range of $98 - $108 million, which includes approximately 10% for production facilities and related expenditures and the remainder for new drills, recompletion and capital workover activities. Total expected 2014 capital spending includes approximately $78 million in estimated maintenance capital expenditures or approximately 26% of 2014 full year EBITDA.

“The increase in our expected 2013 growth capex is a function of both the recent acquisition and a determination to accelerate certain projects in our core area of East Texas and North Louisiana that were originally scheduled for 2014,” Mr. Weinzierl said. “The benefit of increased drilling in the latter part of 2013 is anticipated to be more fully realized in 2014 given the timing of drilling and well completions. We like the returns we have been seeing in this area and are comfortable with how these new wells will fit our overall portfolio.”

These estimates reflect management’s best judgment based on current expectations about the future and anticipated market conditions based upon both stated and unstated assumptions and other factors. Although management believes such estimates to be reasonable, they are inherently uncertain and involve a number of risks that are beyond MEMP’s control. Actual conditions and assumptions may change over the course of the year.

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas reservoirs. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “expect,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “potential,” the negative of such terms or other comparable terminology often identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. In addition, the estimates of reserves used for this press release are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds, which may differ materially from those that were used in MEMP’s 2012 Annual Report on Form 10-K.

Use of Non-GAAP Financial Measures. This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; unrealized losses on commodity derivative contracts; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; unrealized gains on commodity derivative contracts; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distribution on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comp arable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines Distributable Cash Flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the Distributable Cash Flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable Cash Flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable Cash Flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to Distributable Cash Flow is net cash flows provided by operating activities.

2013 Adjusted EBITDA Guidance Reconciliation Table

Memorial Production Partners LP

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

2013 Adjusted EBITDA Guidance

(In millions)	Low For Year Ended December 31, 2013	High For Year Ended December 31, 2013

Calculation of Adjusted EBITDA:
Net income	$97	$101
Interest expense	35	35
Depletion, depreciation, and amortization	76	76

Adjusted EBITDA	$208	$212

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$173	$177
Changes in working capital	-	-
Interest expense	35	35

Adjusted EBITDA	$208	$212

Reconciliation of Adjusted EBITDA to Distributable Cash Flow:
Adjusted EBITDA	$208	$212
Cash Interest Expense	(35)	(35)
Estimated maintenance capital expenditures	(43)	(43)

Distributable Cash Flow	$130	$134

2014 Adjusted EBITDA Guidance Reconciliation Table

Memorial Production Partners LP

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

2014 Adjusted EBITDA Guidance

(In millions)	Low For Year Ended December 31, 2014	High For Year Ended December 31, 2014

Calculation of Adjusted EBITDA:
Net income	$138	$146
Interest expense	62	62
Depletion, depreciation, and amortization	98	98

Adjusted EBITDA	$298	$306

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$236	$244
Changes in working capital	-	-
Interest expense	62	62

Adjusted EBITDA	$298	$306

Reconciliation of Adjusted EBITDA to Distributable Cash Flow:
Adjusted EBITDA	$298	$306
Cash Interest Expense	(62)	(62)
Estimated maintenance capital expenditures	(78)	(78)

Distributable Cash Flow	$158	$166

Contact:

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com